Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234445
PROSPECTUS SUPPLEMENT
(To the Prospectus Dated November 14, 2019)
1,800,000 American Depositary Shares
Representing Ordinary Shares

Piedmont Lithium Limited
This is a firm commitment public offering of 1,800,000 American Depositary Shares (“ADSs”), each representing 100 of our ordinary shares, no par value.
The ADSs are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PLL.” On June 5, 2020, the last reported sale price of the ADSs was US$8.26 per ADS on Nasdaq. In addition, our ordinary shares are listed on the Australian Securities Exchange (the “ASX”) under the symbol “PLL.” On June 5, 2020, the last reported sale price of our ordinary shares was A$0.13 per share on the ASX, which is equivalent to $9.10 per ADS, based on an exchange rate of $0.70 to A$1.00 as of June 5, 2020 and an ADS-to-share ratio of 1 to 100. The highest aggregate market value of the outstanding ADSs held by non-affiliates within the 60 days prior to this prospectus supplement was approximately $59.1 million. During the twelve calendar months immediately prior to and including the date of this prospectus supplement, we have not sold any ADSs pursuant to General Instruction I.B.5. of Form F-3.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
After the pricing of this offering, we expect to offer certain of our existing shareholders the opportunity to purchase in a private placement transaction or a Regulation S transaction up to an aggregate of 120,000,000 ordinary shares at the public offering price of this offering. The closing of this offering is not conditioned upon closing of such placements. We expect the concurrent placements will be fully committed upon the closing of this offering, but the completion of such placements will be subject to shareholder approval pursuant to ASX listing rules.
Investing in the ADSs involves a high degree of risk. Before buying any ADSs, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per ADS	Total
Public offering price	$6.30	$11,340,000
Underwriting discounts and commissions(1)	$0.42525	$765,450
Proceeds to us, before expenses	$5.87475	$10,574,550
(1)	We refer you to “Underwriting” beginning on page S-29 for additional information regarding underwriters’ compensation.
We have granted a 30-day option to the representative of the underwriters to purchase up to 265,000 additional ADSs solely to cover over-allotments, if any.
The underwriters expect to deliver the ADSs to purchasers on or about June 11, 2020.
Joint Book-Running Managers
ThinkEquity a division of Fordham Financial Management, Inc.	Loop Capital Markets
The date of this prospectus supplement is June 9, 2020

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of a registration statement that we filed with the U.S. Securities and Exchange (the “SEC”), using a shelf registration process. Under this shelf registration process, we may sell from time to time an unspecified amount of any combination of securities described in the accompanying prospectus in one or more offers such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the ADSs and the underlying ordinary shares. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus” we are referring to the accompanying prospectus.
This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the caption “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus, before investing in the ADSs.
Our reporting currency is the U.S. dollar and our functional currency is the Australian dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to “dollars” or “$” mean U.S. dollars, and references to A$ mean Australian dollars.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference the documents listed below that we have furnished to the SEC:
•	our annual report on Form 20-F for the fiscal year ended June 30, 2019 filed with the SEC on October 30, 2019 (our “2019 Form 20-F”); and
•
our reports on Form 6-K furnished to the SEC on January 28, 2020, February 25, 2020 (first filing), February 25, 2020 (second filing), February 26, 2020, February 27, 2020 (first filing), February 27, 2020 (second filing) March 18, 2020 (first filing), March 18, 2020 (second filing), May 18, 2020, May 27, 2020, June 2, 2020, June 8, 2020 (first filing) and June 9, 2020.

No other Form 6-K furnished or filed with the SEC prior to the date of this prospectus supplement is incorporated by reference herein. As you read the above documents or other documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in this prospectus supplement or in the most recent document incorporated by reference herein.
To obtain copies of documents incorporated by reference herein or in the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus. In addition, upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:
Piedmont Lithium Limited
Level 9, 28 The Esplanade
Perth, WA 6000, Australia
Tel: +61 8 9322 6322
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements with respect to:
•	risks related to our operations being further disrupted, and our financial results being adversely affected by the novel coronavirus pandemic;
•	risks related to our limited operating history in the lithium industry;
•	risks related to our status as an exploration stage company;
•	risks related to our ability to identify lithium mineralization and achieve commercial lithium mining at the Project;
•	risks related to mining, exploration and mine construction, if warranted, on our properties;
•	risks related to our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities;
•	risks related to investment risk and operational costs associated with our exploration activities;
•	risks related to our ability to access capital and the financial markets;
•	risks related to compliance with government regulations;
•	risks related to our ability to acquire necessary mining licenses, permits or access rights;
•	risks related to environmental liabilities and reclamation costs;
•	risks related to volatility in lithium prices or demand for lithium;
•	risks related to stock price and trading volume volatility;
•	risks relating to the development of an active trading market for the ADSs;
•	risks related to ADS holders not having certain shareholder rights;
•	risks related to ADS holders not receiving certain distributions;
•	risks related to our status as a foreign private issuer and emerging growth company; and
•	other factors discussed under “Item 3.D. Risk Factors” in our 2019 Form 20-F and our reports on Form 6-K incorporated herein by reference.
You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference might not occur, and are not guarantees of future performance.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated by reference herein or therein, carefully, including the “Risk Factors” and “Forward-Looking Information” sections of this prospectus supplement, and “Item 3.D. Risk Factors” in our 2019 Form 20-F which is incorporated herein by reference.
Overview
Piedmont Lithium Limited is the 100% owner of the Piedmont Lithium Project (the “Project”), located within the Carolina Tin-Spodumene Belt (“TSB”) and along trend to the Hallman Beam and Kings Mountain mines. The TSB is located approximately 25 miles west of Charlotte, North Carolina and has been described as one of the largest lithium regions in the world and historically provided most of the western world’s lithium between the 1950s and the 1980s.
We recently reported the results of a pre-feasibility study (“PFS”) for our proposed lithium hydroxide chemical plant (“Chemical Plant”) in Kings Mountain, North Carolina, together with the results of an updated scoping study (“Scoping Study”) for our proposed integrated mine-to-hydroxide project (“Integrated Project”) comprising our proposed mine and concentrator (“Mine/Concentrator”) that will produce spodumene concentrate to be transported to our proposed Chemical Plant, and converted into battery-grade lithium hydroxide.
The PFS and Scoping Study confirm the potential for Piedmont to be a strategic and low-cost producer of battery-grade lithium hydroxide. Our proposed Chemical Plant would create an alternative to the numerous merchant spodumene converters currently operating in China and dominating the world lithium hydroxide market, thus providing U.S. and non-U.S. automotive companies a secure and independent American source of the lithium hydroxide required for their supply chains.
We are currently undertaking exploration and appraisal activities, comprising drilling campaigns and technical studies to assess the economic potential of the Project and our potential to become a low-cost producer of battery-grade lithium hydroxide. Following the completion of all technical studies and all necessary permitting activities, Piedmont has plans to undertake mining and lithium processing activities to produce a highly strategic, U.S. domestic source of battery-grade lithium hydroxide to supply the growing electric vehicle and battery storage markets.
At March 31, 2020, the Project comprised approximately 2,129 acres of surface property and associated mineral rights in North Carolina, United States, of which approximately 370 acres are owned, approximately 70 acres are subject to lease-to-own agreements, approximately 1,551 acres are subject to purchase option agreements and approximately 138 acres are subject to long-term lease option agreements.
We also own a 61-acre property in Kings Mountain, North Carolina, which will be the site of our proposed Chemical Plant. The site is located approximately 20 miles from our proposed Mine/Concentrator in Gaston County, North Carolina.
Our head office is located at 32 North Main Street, Suite 100, Belmont, NC 28012, United States. The telephone number of our head office is +(1) 704-461-8000. Our registered office is located at Level 9, 28 The Esplanade, Perth, Western Australia 6000. The telephone number of our registered office is +(61) 8-9322-6322.
Our ordinary shares are publicly traded on the ASX, under the symbol “PLL.” The ADSs, each representing 100 of our ordinary shares, are publicly traded on Nasdaq under the symbol “PLL.” The Bank of New York Mellon, acting as depositary, issues and delivers the ADSs.

We also maintain a web site at www.piedmontlithium.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus supplement, and the reference to our website in this prospectus supplement is an inactive textual reference only.

Piedmont Lithium Location in the Carolina Tin-Spodumene Belt

THE OFFERING
Issuer
Piedmont Lithium Limited
Offering
The offering of 1,800,000 ADSs, each representing 100 of our ordinary shares, no par value.
ADSs
Each ADS represents 100 ordinary shares. The ADSs will be issued from time to time under the amended and restated deposit agreement, dated as of May 4, 2018, among us, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”).
Option to Purchase
The representative of the underwriters may also exercise its option to purchase up to an additional 265,000 ADSs from us, at the public offering price within 30 days after the date of the underwriting agreement. If the representative of the underwriters exercises its option to purchase additional ADSs in full, this will provide the Company with additional proceeds of up to $1,556,809.
Lock-up
We have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of or transfer, directly or indirectly, any of our capital stock (including ordinary shares) or any securities convertible into or exchangeable for our capital stock, during a period commencing on the date of this prospectus supplement and ending 90 days after execution of the underwriting agreement for the offering without the prior approval of the underwriters’ representatives. Our directors have agreed to similar restrictions. For more information, see “Underwriting” in this prospectus supplement.
Listing
The ADSs are listed on Nasdaq under the symbol “PLL.” Our ordinary shares are listed on the ASX under the symbol “PLL.”
Ordinary Shares Outstanding Immediately Prior to and Following the Offering
As of June 5, 2020, our issued and outstanding capital stock consisted of 826,320,206 ordinary shares, including ordinary shares represented by ADSs. After giving effect to this offering, assuming that we sell the total number of ADSs set forth on the cover of this prospectus supplement, we will have 1,006,320,206 ordinary shares outstanding (assuming the underwriters do not exercise their option to purchase additional ADSs) or 1,032,820,206 ordinary shares outstanding (assuming the underwriters do exercise their option to purchase additional ADSs).
Voting Rights
Under our constitution, holders of ordinary shares have one vote per person on a show of hands, or one vote for each ordinary share held on all matters submitted to a vote of shareholders conducted by way of a poll. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Subject to the Corporations Act 2001, our constitution and the terms of the Deposit Agreement, holders of ADSs will be entitled to instruct the Depositary to vote or cause to be voted the number of shares represented by such ADSs.
Use of Proceeds
We intend to use the net proceeds from the offering to continue development of the Project, including a definitive feasibility study, testwork, permitting and ongoing land consolidation, and for general corporate purposes. See “Use of Proceeds.”
Charges of the Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the issuance and deposit of the offered shares for delivery of ADSs. However, holders of ADSs will be required to pay any other transfer and other taxes and governmental charges and any other fees and charges expressly provided in the Deposit Agreement to be for their account. See Exhibit 2.2 to our 2019 Form 20-F, which is incorporated herein by reference.
Risk Factors
Before deciding to invest in the ADSs, you should carefully review “Item 3.D. Risk Factors” in our 2019 Form 20-F, which is incorporated by reference herein, “Risk Factors” in this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.
Concurrent Offering
After the pricing of this offering, we expect to offer certain of our existing shareholders the opportunity to purchase in a private placement transaction or a Regulation S transaction up to an aggregate of 120,000,000 ordinary shares at the public offering price of this offering. The closing of this offering is not conditioned upon closing of such placements. We expect the concurrent placements will be fully committed upon the closing of this offering, but the completion of such placements will be subject to shareholder approval pursuant to ASX listing rules.
As of June 5, 2020, we had 826,320,206 ordinary shares outstanding which does not include (i) outstanding unlisted incentive options and performance share rights in respect of 69,150,000 ordinary shares, (ii) ordinary shares represented by ADSs to be issued in this offering and (iii) up to 120,000,000 ordinary shares to be issued in the concurrent placements described above.

SUMMARY FINANCIAL INFORMATION
The historical financial information set forth below as of June 30, 2019, and 2018, and for the years ended June 30, 2019, 2018 and 2017 has been derived from, and should be read together with, our consolidated financial statements incorporated herein by reference. For information concerning the preparation and presentation of our consolidated financial statements, see “Presentation of Financial Information” in our 2019 Form 20-F.
The historical financial information set forth below as of March 31, 2020, and for the nine months ended March 31, 2020 and 2019 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements for the nine months ended March 31, 2020 and 2019 incorporated herein by reference.
The historical financial information set forth below as of June 30, 2017 and 2016, and for the years ended June 30, 2016 and 2015 have been derived from our audited consolidated financial statements for the years ended June 30, 2015, 2016 and 2017, which are not included in this prospectus supplement. During the year ended June 30, 2018, the Company elected to change its presentation currency from Australian dollars to U.S. dollars. This change in presentation currency was to better reflect the Company’s business activities and to enhance comparability with its industry peer group, the majority of which report in U.S. dollars. As a result of this change, the historical financial information for the year ended June 30, 2015 as presented in the following table was translated from Australian dollars to U.S. dollars at the average rate then ended, and the historical financial information as at June 30, 2016 as presented in the following table was translated from Australian dollars to U.S. dollars at the exchange rate prevailing at that date. This translation into U.S. dollars is unaudited.
	Unaudited Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019
Consolidated Statements of Profit or Loss and Other Comprehensive Income
Interest income	$59,588	$39,002	$33,936	$132,752	$128,377
Exploration and evaluation expenses	(299,219)	(39,903)	(1,132,846)	(6,021,506)	(7,107,146)
Corporate and administrative expenses	(376,625)	(281,797)	(444,388)	(1,160,608)	(1,711,475)
Business development expenses	(256,994)	(139,107)	(233,538)	(1,207,907)	(928,097)
Share based payments	(83,278)	72,471	(861,973)	(1,172,164)	(438,375)
Foreign stock exchange listing expenses	—	—	—	(580,922)	—
Other income/(expenses)	(29,071)	69,701	(619)	52,538	234,090
Loss for the year	(985,599)	(279,633)	(2,639,428)	(9,957,817)	(9,822,626)
	As of June 30,
	Unaudited 2016	2017	2018	2019
Consolidated Statement of Financial Position
Cash and cash equivalents	$1,380,358	$3,536,318	$7,238,489	$4,432,150
Trade and other receivables	10,276	33,977	72,110	59,679
Property, plant and equipment	959	3,895	3,982	26,195
Exploration and evaluation assets	38,709	177,800	742,017	2,265,121
Total assets	1,430,302	3,751,990	8,056,598	6,783,145
Trade and other payables	(47,117)	(483,427)	(1,989,084)	(2,144,071)
Total liabilities	(47,117)	(483,427)	(1,989,084)	(2,144,071)
Contributed equity	24,908,762	28,512,793	40,483,348	48,853,707
Total equity	1,383,185	3,268,563	6,067,514	4,639,074

	Nine Months Ended March 31, 2019	Nine Months Ended March 31, 2020
Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income
Finance income/(expenses)	$98,147	$108,955
Exploration and evaluation expenses	(5,014,434)	(2,951,474)
Corporate and administrative expenses	(1,056,029)	(1,243,847)
Business development expenses	(953,095)	(802,340)
Share based payments	(383,636)	(263,519)
Other income/(expenses)	181,550	1,074,861
Loss for the period	(7,127,497)	(4,077,364)
As of March 31, 2020
Unaudited Condensed Consolidated Statement of Financial Position
Cash and cash equivalents	$8,951,553
Trade and other receivables	35,961
Other current assets	109,470
Exploration and evaluation assets	6,579,123
Property, plant and equipment	781,555
Other non-current assets	149,884
Total assets	16,607,546
Trade and other payables	(748,323)
Other current liabilities	(717,810)
Other non-current liabilities	(1,674,776)
Total liabilities	(3,140,909)
Contributed equity	63,429,107
Total equity	13,466,637
Recent developments
The following discussion relates to our consolidated results of operations, financial condition and capital resources. You should read this discussion in conjunction with our condensed consolidated interim financial statements and the notes thereto incorporated by reference in this registration statement. Comparative results of operations for the period indicated are discussed below.
	Nine Months Ended March 31, 2019	Nine Months Ended March 31, 2020
Operating results
Interest income/(expenses)	$98,147	$108,955
Exploration and evaluation expenses	(5,014,434)	(2,951,474)
Corporate and administrative expenses	(1,056,029)	(1,243,847)
Business development expenses	(953,095)	(802,340)
Share based payments	(383,636)	(263,519)
Other income/(expenses)	181,550	1,074,861
Loss before income tax	(7,127,497)	(4,077,364)
Income tax expense	—	—
Loss for the period	(7,127,497)	(4,077,364)
Sales revenue. We are an exploration stage company and have not commenced commercial production on any of our properties. As a result, we have no revenue from sales.

Interest income and expenses. Net interest income, comprising interest income net of interest expense, for the nine months ended March 31, 2020 and 2019 was $0.1 million and $0.1 million, respectively. The nature and level of interest income and expenses remained largely consistent between both financial periods.
Exploration and evaluation expenses. Exploration and evaluation expenses include drilling and sampling costs, technical and engineering studies, permitting costs and overhead costs associated with the exploration and evaluation of the Project, such as maintaining our exploration headquarters and other fees for professional services and legal compliance. Expenditures on exploration and evaluation incurred by us are expensed as incurred up and until the completion of a definitive feasibility study (other than costs associated with acquiring the exploration properties, which are capitalized). Costs associated with the acquisition and maintenance of exploration rights are capitalized, rather than expensed.
Corporate and administrative expenses. Corporate and administrative expenses include overhead costs, such as maintaining our corporate headquarters, public company costs, audit and other fees for professional services and legal compliance.
Business development expenses. Business development expenses comprise investor relations expenses, including costs for press releases, maintenance of the Company’s website and other investor marketing and information initiatives and other fees for corporate advisory services.
Share-based payment expense. We expense the value of share-based payment remuneration, including options and rights granted to employees and consultants, over the period during which the employees and consultants perform the related services and become entitled to the incentive securities. We measure the cost of equity-settled transactions with employees and consultants by reference to the fair value of the equity instruments at the date at which they are granted. The fair value of employee options is determined using a Black-Scholes model.
Comparison of the nine months ended March 31, 2020 and 2019
Our net loss for the nine months ended March 31, 2020 and 2019 was $4.1 million and $7.1 million, respectively. Significant items contributing to the decrease in the loss for the nine-month period ended March 31, 2020 compared to the corresponding nine-month period ended March 31, 2019 include:
•
exploration and evaluation expenses of $3.0 million and $5.0 million for the nine months ended March 31, 2020 and 2019, respectively. This decrease resulted principally from our reduced exploration drilling activities on the Project. During the nine months ended March 31, 2019 we completed the majority of a 25,000-meter Phase 4 drill program to expand the Project’s resource base. During the nine months ended March 31, 2020 we were primarily focused on completing further technical studies on the Project, and only a small portion of the Phase 4 drill program occurred during this period;

•
corporate and administrative expenses of $1.2 million and $1.1 million for the nine months ended March 31, 2020 and 2019, respectively. The nature and level of corporate and administrative expenses remained largely consistent between both financial periods;

•
business development expenses of $0.8 million and $1.0 million for the nine months ended March 31, 2020 and 2019, respectively. The nature and level of business development activity remained largely consistent between both financial periods;

•
share-based payment expenses of $0.3 million and $0.4 million for the nine months ended March 31, 2020 and 2019, respectively. The nature and level of share-based payment expenses remained largely consistent between both financial periods; and

•
net foreign exchange gain of $1.1 million and $0.2 million for the nine months ended March 31, 2020 and 2019, respectively. The increase resulted primarily from the U.S. dollar significantly appreciating against the Australian dollar during the nine months ended March 31, 2020, which gave rise to a foreign exchange gain on U.S. dollar cash balances held by the parent company whose functional currency is the Australian dollar.

Historical Sources and Uses of Cash
The following is a summary of cash provided by or used in each of the indicated types of activities:
	Nine Months Ended March 31, 2019	Nine Months Ended March 31, 2020
Unaudited Condensed Consolidated Statements of Cash Flows
Net cash flow used in operating activities	$(7,298,302)	$(7,534,906)
Net cash flow used in investing activities	(1,314,223)	(2,678,405)
Net cash flow from financing activities	8,321,841	13,609,707
Increase/(decrease) in cash and cash equivalents	(290,684)	3,396,396
Net foreign exchange differences	181,550	1,123,007
Cash and cash equivalents at the beginning of the period	7,238,489	4,432,150
Cash and cash equivalents at the end of the period	7,129,355	8,951,553
Operating Activities. Net cash used in operating activities for each of the above periods was primarily the result of net losses incurred in preparing us for operations. Net cash used in operating activities was $7.5 million and $7.3 million for the nine months ended March 31, 2020 and 2019, respectively. The nature and level of net cash used in operating activities remained largely consistent between both financial periods.
Investing Activities. Net cash used in investing activities was $2.7 million and $1.3 million for the nine months ended March 31, 2020 and 2019, respectively. The increase in the net cash used in investing activities resulted primarily from (a) purchases of exploration and evaluation assets increasing by $0.7 million in the nine-month period ended March 31, 2020 relating to land acquisitions and land option payments to secure additional exploration properties in the TSB and (b) purchases of property, plant and equipment increasing by $0.6 million in the nine-month period ended March 31, 2020, primarily relating to the purchase of a 61-acre parcel of land in Kings Mountain, North Carolina, for the site of the Company’s planned Chemical Plant.
Financing Activities. Net cash from financing activities was $13.6 million for the nine months ended March 31, 2020, which was primarily attributable to a private placement of 145 million ordinary shares at an issue price of A$0.145 per share to raise gross proceeds of A$21 million during the nine months ended March 31, 2020. Net cash from financing activities was $8.3 million for the nine months ended March 31, 2019, which was primarily attributable to a private placement of 111 million ordinary shares at an issue price of A$0.11 per share to raise gross proceeds of A$12 million during the nine months ended March 31, 2019.
Liquidity and Capital Resources
Our net loss for the nine months ended March 31, 2020 and 2019 was $4.1 million and $7.1 million, respectively, and we had accumulated losses of $50.1 million as of March 31, 2020. We have not yet commenced commercial production at any of our properties and expect to continue to incur losses during the exploration, evaluation, and development of the Project.
Our operations have been financed by proceeds primarily from issuances of ordinary shares. During the nine months ended March 31, 2020, we completed a private placement of 145 million shares at an issue price of A$0.145 per share to institutional investors to raise gross additional proceeds of A$21.0 million. In addition, during the nine months ended March 31, 2020, we borrowed US$2.3 million to purchase certain surface properties that form part of our exploration properties, which were fully or partly financed by the seller of the surface properties. Our cash and cash equivalent position at March 31, 2020 was $9.0 million, compared to $4.4 million as at June 30, 2019. We had net working capital of $7.6 million at March 31, 2020, as compared to $2.3 million at June 30, 2019.
Based on the availability of $9.0 million of cash from our financial position as of March 31, 2020 and the expected net proceeds from this offering and the concurrent offering, we expect to have sufficient cash flow to operate for the next 12 months and to maintain adequate liquidity to satisfy working capital requirements. However, the offering and concurrent offering are subject to market conditions, and there can be no assurance as to whether or when they may be completed, or as to their actual size or terms.

Until commercial production is achieved from our planned Mine/Concentrator and/or Chemical Plant, we will continue to incur operating and investing net cash outflows associated with amongst other things maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the potential development of our planned Mine/Concentrator and/or Chemical Plant.
Our ability to fund our ongoing operations for a period of at least 12 months is therefore dependent on completing the offering and the concurrent offering, or alternatively substantially reducing and/or deferring operating and capital expenditures, including extending the expiry date of relevant option agreements with landowners associated with the Project.
Should we be unable to achieve these matters, we would need to undertake alternative fundraising initiatives, and consequently substantial doubt exists as to our ability to continue as a going concern. Our accompanying unaudited condensed consolidated financial statements as of March 31, 2020 and for the nine months ended March 31, 2020 and 2019 do not include any adjustments relating to the recoverability and classification of recorded assets amounts or to the amounts and classification of liabilities that might be necessary should we not continue as a going concern.
Capital Requirements
Our primary use of cash currently comprises exploration and evaluation expenditures relating to the Project and for ongoing operating expenses. We are currently considering what additional exploration and evaluation activities we will undertake in the future.
Our cash capital expenditures for the nine months ended March 31, 2020 and 2019 amounted to $2.7 million and $1.3 million, respectively. Our capital expenditures for the nine months ended March 31, 2020 and 2019 related primarily to land option payments and land acquisition payments to local landowners in the TSB for rights to surface property and the associated mineral rights from the local landowners, comprising the Project, which have been treated as acquisition costs and capitalized as “exploration and evaluation assets.” We expense all other exploration and evaluation expenditures when incurred (other than expenditures incurred in the acquisition of the rights to explore, including option payments to landowners). In addition, during the nine months ended March 31, 2020 we purchased a 61-acre parcel of land in Kings Mountain, North Carolina, for the site of the Company’s planned Chemical Plant, which has been treated as “property, plant and equipment.”
Until we have completed a definitive feasibility study for the Project, we are not able to say if or when we will decide to develop the Project. If we ultimately make a decision to develop the Project, this will require substantial additional funds, which would require future debt or equity financings.
Future Financings
We may decide to pursue additional debt or equity financing activities to facilitate further exploration, evaluation and development activities at the Project and to fund working capital and our corporate operations. We expect that such financing will result in additional sales or issuances of our ordinary shares or ADSs, but we also may engage in debt financing.
If we complete a definitive feasibility study for the Project and ultimately make a decision to develop the Project, this will require substantial additional funds, which would require future debt or equity financings.
If we decide to raise capital by issuing equity securities, the issuance of additional ordinary shares or ADSs would result in dilution to our existing shareholders. We cannot assure you that we will be successful in completing any financings or that any such equity or debt financing will be available to us if and when required or on satisfactory terms.

RISK FACTORS
Investing in the ADSs involves risks. In consultation with your own financial and legal advisors, you should consider carefully, among other matters, the supplemental risk factors set forth below as well as the risk factors discussed under the caption “Item 3.D. Risk Factors” in our 2019 Form 20-F, which is incorporated herein by reference, before deciding whether an investment in the ADSs is suitable for you. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus. In general, investing in the securities of issuers in emerging market countries such as Australia involves certain risks not typically associated with investing in securities of U.S. companies. The risks and uncertainties described below and in our 2019 Form 20-F are not the only risks and uncertainties that we face. Additional risks and uncertainties that are unknown to us or that we currently think are immaterial also may impair our business operations or the market price of the ADSs. This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
Business Risks
Our operations may be further disrupted, and our financial results may be adversely affected by the novel coronavirus pandemic.
The 2019 novel strain of coronavirus causing a contagious respiratory disease known as COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, poses a material risk to our business and operations. If a significant portion of our workforce or the consultants we have engaged to perform certain studies regarding our proposed operations becomes unable to work or travel to our operations due to illness or state or federal government restrictions (including travel restrictions and “shelter-in-place” and similar orders restricting certain activities that may be issued or extended by authorities), we may be forced to reduce or suspend our exploration and development activities. We continue to monitor legislative initiatives in the U.S. to provide relief to businesses impacted by COVID-19, such as the U.S. Coronavirus Aid Relief and Economic Security (CARES) Act, to determine their potential impacts or benefits (if any) to our business.
It is not possible at this time to estimate the full impact that the COVID-19 pandemic, the continued spread of COVID-19, and any additional measures taken by governments, health officials or by us in response to such spread, could have on our business, results of operations and financial condition. The COVID-19 pandemic and mitigation measures have also negatively impacted global economic conditions, which, in turn, could adversely affect our business, results of operations and financial condition. The extent to which the COVID-19 outbreak continues to impact our financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity, longevity and impact of the COVID-19 pandemic on economic activity.
To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and those set forth under “Item 3.D. Risk Factors” in our 2019 Form 20-F, such as those relating to our operation and financings. Because of the highly uncertain and dynamic nature of events relating to the COVID-19 pandemic, it is not currently possible to estimate the impact of the pandemic on our business. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.
Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.
Although we were incorporated in 1983, we began to implement our current business strategy in the lithium industry in 2016. We have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed primarily through issuances of our ordinary shares and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance.

We are an exploration stage company, and there is no guarantee that our properties will result in the commercial extraction of mineral deposits.
We are engaged in the business of exploring and developing mineral properties with the intention of locating economic deposits of minerals. Our property interests are at the exploration stage. Accordingly, it is unlikely that we will realize profits in the short term, and we cannot assure you that we will realize profits in the medium to long term. Any profitability in the future from our business will be dependent upon development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that, even if an economic deposit of minerals is located, any of our property interests can be commercially mined. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time which a combination of careful evaluation, experience and knowledge of management may not eliminate. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that our current exploration programs will result in profitable commercial mining operations. The profitability of our operations will be, in part, directly related to the cost and success of its exploration and development programs which may be affected by a number of factors. Additional expenditures are required to establish reserves which are sufficient to commercially mine and to construct, complete and install mining and processing facilities in those properties that are actually mined and developed.
In addition, exploration projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Exploration project items, such as any future estimates of reserves, metal recoveries or cash operating costs will to a large extent be based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and future feasibility studies. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations, and cash flows may be negatively affected.
Because the probability of an individual prospect ever having reserves is not known, our properties may not contain any reserves, and any funds spent on exploration and evaluation may be lost.
We are an exploration stage mining company, and we have no reserves as defined by Industry Guide 7 (“Guide 7”), promulgated by the SEC. We cannot assure you about the existence of economically extractable mineralization at this time, nor about the quantity or grade of any mineralization we may have found. Because the probability of an individual prospect ever having reserves is uncertain, our properties may not contain any reserves and any funds spent on evaluation and exploration may be lost. Even if we confirm reserves on our properties, any quantity or grade of reserves we indicate must be considered as estimates only until such reserves are actually mined. We do not know with certainty that economically recoverable lithium exists on our properties. In addition, the quantity of any reserves may vary depending on commodity prices. Any material change in the quantity or grade of reserves may affect the economic viability of our properties. Further, our lack of established reserves means that we are uncertain about our ability to generate revenue from our operations.
We face risks related to mining, exploration and mine construction, if warranted, on our properties.
Our level of profitability, if any, in future years will depend to a great degree on lithium prices and whether our exploration-stage properties can be brought into production. It is impossible to ensure that the current and future exploration programs and/or feasibility studies on our existing properties will establish reserves. Whether it will be economically feasible to extract lithium depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; lithium prices; mining, processing and transportation costs; the willingness of lenders and investors to provide project financing; labor costs and possible labor strikes; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us receiving an inadequate return on invested capital. In addition, we are subject to the risks normally encountered in the mining industry, such as:
•	the discovery of unusual or unexpected geological formations;
•	accidental fires, floods, earthquakes or other natural disasters;
•	unplanned power outages and water shortages;
•	controlling water and other similar mining hazards;
•	operating labor disruptions and labor disputes;
•	the ability to obtain suitable or adequate machinery, equipment, or labor;
•	our liability for pollution or other hazards; and
•	other known and unknown risks involved in the conduct of exploration and operation of mines.
The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs which could be associated with any liabilities not covered by insurance, or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings and competitive position and, potentially our financial viability.
Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.
Our long-term success, including the recoverability of the carrying values of our assets, our ability to acquire additional lithium projects, and continuing with exploration, development and commissioning and mining activities on our existing lithium project, will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our operations by establishing ore bodies that contain commercially recoverable lithium and to develop these into profitable mining activities. The economic viability of our future mining activities has many risks and uncertainties including, but not limited to:
•	a significant, prolonged decrease in the market price of lithium;
•	difficulty in marketing and/or selling lithium;
•	significantly higher than expected capital costs to construct our mine;
•	significantly higher than expected extraction costs;
•	significantly lower than expected lithium extraction;
•	significant delays, reductions or stoppages of lithium extraction activities; and
•	the introduction of significantly more stringent regulatory laws and regulations.
Our future mining activities may change as a result of any one or more of these risks and uncertainties, and we cannot assure you that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.
We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.
Until commercial production is achieved from our planned Mine/Concentrator and/or Chemical Plant, we will continue to incur operating and investing net cash outflows associated with among other things maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the potential development of our planned Mine/Concentrator and/or Chemical Plant. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to fund our ongoing operations, to explore and define lithium mineralization, conduct a feasibility study and establish any future mining operations, which would require funds for construction and working capital. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all, or that we will be successful in commencing commercial lithium extraction, or that our sales projections will be realized.
In order to finance our current operations, and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and the terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares or the ADSs could be reduced. Any additional equity financing will dilute shareholdings, and new or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our ordinary shares or the ADSs, the market price of the ADSs could be negatively impacted.
If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.
Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:
•	adverse economic conditions;
•	adverse general capital market conditions;
•	poor performance and health of the lithium or mining industries in general;
•	bankruptcy or financial distress of unrelated lithium companies or marketers;
•	significant decrease in the demand for lithium; or
•	adverse regulatory actions that affect our exploration and construction plans or the use of lithium generally.
Our ability to manage growth will have an impact on our business, financial condition and results of operations.
Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:
•	our ability to obtain leases or options on properties;
•	our ability to identify and acquire new exploratory prospects;
•	our ability to develop existing prospects;
•	our ability to continue to retain and attract skilled personnel;
•	our ability to maintain or enter into new relationships with project partners and independent contractors;
•	the results of our exploration programs;
•	the market price for lithium;
•	our access to capital; and
•	our ability to enter into agreements for the sale of lithium.
We may not be successful in upgrading our technical, operational and administrative resources or increasing our internal resources sufficiently to provide certain of the services currently provided by third parties, and we may not be able to maintain or enter into new relationships with project partners and independent contractors on financially attractive terms, if at all. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.
We are dependent upon key management employees.
The responsibility of overseeing the day-to-day operations and the strategic management of our business depends substantially on our senior management and our key personnel. Loss of such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which are beyond our control, including our ability to attract and retain additional key personnel in sales, marketing, technical support and finance. We currently depend upon a relatively small number of key persons to seek out and form strategic alliances and find and retain additional employees. Certain areas in which we operate are highly competitive regions and competition for qualified personnel is intense. We may be unable to hire suitable field personnel for our technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.
Our growth will require new personnel, which we will be required to recruit, hire, train and retain.
Members of our management team possess significant experience and have previously carried out or been exposed to exploration and production activities. However, we have limited operating history with respect to lithium projects and our ability to achieve our objectives depends on the ability of our directors, officers and management to implement current plans and respond to any unforeseen circumstances that require changes to those plans. The execution of our exploration and development plans will place demands on us and our management. Our ability to recruit and assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees, which may adversely affect our plans.
Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of the ADSs.
In the normal course of our business, we may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes. The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly and time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.
Our mineral properties may be subject to defects in title.
Title to the majority of our lithium properties is derived from option agreements with local landowners in North Carolina, which upon exercise allow us to purchase (or in certain cases long-term lease) the surface property and the associated mineral rights from the local landowners. Upon exercise, in the case of a purchase, we will pay cash consideration approximating the fair market value of the surface property at the time of exercise (excluding the value of any minerals) plus a premium, either at a negotiated fixed price or a negotiated percentage premium (generally 50%) above the fair market value of the surface property at the time of exercise (excluding the value of any minerals). Upon exercise, in the case of a long-term lease, the Company will pay annual advanced royalty payments per acre. The landowners will also retain a production royalty payable on production of ore from the property, between US$0.50 to US$2.00 per tonne of ore mined.
The ownership and validity or title of unpatented mining claims and concessions are often uncertain and may be contested. We also may not have, or may not be able to obtain, all necessary surface rights to develop a property. Although we have obtained title opinions with respect to certain of our properties and have taken reasonable measures to ensure proper title to our properties, there is no guarantee that title to any of our properties will not be challenged or impugned. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property may cause us to compensate other persons or perhaps reduce our interest in the affected property or lose our rights to explore and, if warranted, develop that property. This could result in us not being compensated for our prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing exploration and, if warranted, development programs. Any impairment or defect in title could negatively affect us.
Our directors may be in a position of conflict of interest.
Some of our directors and officers currently also serve as directors and officers of other companies involved in natural resource exploration, development and production, and any of our directors may in the future serve in such positions. As at the date of this prospectus supplement, none of our directors or officers serves as an officer or director of a lithium exploration, development or producing company nor possesses a conflict of interests with our business. However, there exists the possibility that they may in the future be in a position of conflict of interest. Any decision made by such persons involving us will be made in accordance with their duties and obligations to deal fairly and in good faith with us and such other companies. In addition, any such directors will declare, and refrain from voting on, any matter in which such directors may have a material interest.
We have concluded that there is substantial doubt about our ability to continue as a going concern.
Our unaudited condensed consolidated financial statements as of March 31, 2020 and for the nine months ended March 31, 2020 and 2019 were prepared on the assumption that we would continue as a going concern. As a result of the factors described in our unaudited condensed consolidated financial statements and under “Summary—Liquidity and Capital Resources,” we have concluded that there is substantial doubt about our ability to continue as a going concern. Our continuation as a “going concern” depends upon, among other things, our ability to raise sufficient funds in this offering and in the concurrent offering. Based on the availability of $9.0 million of cash from our financial position as of March 31, 2020, and assuming we complete this offering and the concurrent offering, we believe we would have sufficient cash flow to operate for the next 12 months and to maintain adequate liquidity to satisfy working capital requirements. However, the offering and concurrent offering are subject to market conditions, and there can be no assurance as to whether or when they may be completed, or as to their actual size or terms.
Regulatory and Industry Risks
The Piedmont Lithium Project will be subject to significant governmental regulations, including the U.S. Federal Mine Safety and Health Act.
Mining activities in the United States are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post- closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. In addition, changes in such laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities, could result in unanticipated capital expenditures, expenses or restrictions on or suspensions of our operations and delays in the development of our properties.
We will be required to obtain governmental permits in order to conduct development and mining operations, a process which is often costly and time-consuming.
We are required to obtain and renew governmental permits for our exploration activities and, prior to developing or mining any mineralization that we discover, we will be required to obtain new governmental permits. Obtaining and renewing governmental permits is a complex and time-consuming process. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary to our planned operations or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development or operation of our properties, which in turn could materially adversely affect our future revenues and profitability. In addition, key permits and approvals may be revoked or suspended or may be changed in a manner that adversely affects our activities.
Private parties, such as environmental activists, frequently attempt to intervene in the permitting process and to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. Obtaining the necessary governmental permits involves numerous jurisdictions, public hearings and possibly costly undertakings. These third-party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.
Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.
Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors and employees. In connection with our current exploration activities or in connection with our prior mining operations, we may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.
Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other mining companies many years ago at sites located on properties that we currently own or formerly owned. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. We cannot assure you that any such law, regulation, enforcement or private claim would not have a material adverse effect on our financial condition, results of operations or cash flows.
Lithium prices are subject to unpredictable fluctuations.
We may derive revenues, if any, from the extraction and sale of lithium. The price of lithium may fluctuate widely and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the price of lithium, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.
Changes in technology or other developments could result in preferences for substitute products.
Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries and liquid crystal displays (LCDs). Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive. Some of these technologies could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to such products may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

New production of lithium hydroxide or lithium carbonate from current or new competitors in the lithium markets could adversely affect prices.
In recent years, new and existing competitors have increased the supply of lithium hydroxide and lithium carbonate, which has affected its price. Further production increases could negatively affect prices. There is limited information on the status of new lithium hydroxide production capacity expansion projects being developed by current and potential competitors and, as such, we cannot make accurate projections regarding the capacities of possible new entrants into the market and the dates on which they could become operational. If these potential projects are completed in the short term, they could adversely affect market lithium prices, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.
Risks Related to an Investment in the ADSs
The market price and trading volume of the ADSs may be volatile and may be affected by economic conditions beyond our control.
The market price of the ADSs may be highly volatile and subject to wide fluctuations. In addition, the trading volume of the ADSs may fluctuate and cause significant price variations to occur. If the market price of the ADSs declines significantly, you may be unable to resell your ADSs at or above the purchase price, if at all. We cannot assure you that the market price of the ADSs will not fluctuate or significantly decline in the future.
Some specific factors that could negatively affect the price of the ADSs or result in fluctuations in their price and trading volume include:
•	actual or expected fluctuations in our prospects or operating results;
•	changes in the demand for, or market price of, lithium;
•	additions to or departures of our key personnel;
•	fluctuations of exchange rates between the U.S. dollar and the Australian dollar;
•	changes or proposed changes in laws and regulations;
•	changes in trading volume of ADSs on Nasdaq and of our ordinary shares on the ASX;
•	sales or perceived potential sales of the ADSs or ordinary shares by us, our directors, senior management or our shareholders in the future;
•	announcement or expectation of additional financing efforts; and
•	conditions in the U.S. or Australian financial markets or changes in general economic conditions.
An active trading market for the ADSs may not develop and the trading price for our ordinary shares may fluctuate significantly.
We listed the ADSs on the Nasdaq Capital Market during fiscal 2018. However, a liquid public market in the United States for the ADSs may not develop or be sustained, which means you may experience a decrease in the value of your ADSs regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholders often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management and, if adversely determined, could have a material adverse effect on our results of operations and financial condition.
Our ADS holders are not shareholders and do not have shareholder rights.
The Bank of New York Mellon, as depositary, issues and delivers ADSs. Our ADS holders will not be treated as shareholders and will not have shareholders rights. The depositary will be the holder of our ordinary shares underlying the ADSs. Holders of our ADSs will have ADS holder rights. A deposit agreement among us, the depositary, our ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. We and the depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice ADS holders. For a description of ADS holder rights, see Exhibit 2.2 to our 2019 Form 20-F, which is incorporated herein by reference. Our shareholders have shareholder rights. Australian law and our Constitution govern shareholder rights. For a description of our shareholders’ rights, see “Additional Information—Share Capital” in our 2019 Form 20-F.
Our ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to receive our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. Our ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs, but only if we ask the depositary to ask for their instructions. If we do not ask the depositary to ask for the instructions, our ADS holders are not entitled to receive our notices of general meeting. Our ADS holders will not be entitled to attend and vote at a general meeting unless they surrender their ADSs and withdraw the ordinary shares. However, our ADS holders may not have sufficient advance notice about the meeting to surrender their ADSs and withdraw the shares. If we ask for our ADS holders’ instructions, the depositary will notify our ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as practical, subject to Australian law and the provisions of the deposit agreement, to vote the shares as our ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure our ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADS holders may not be able to exercise voting rights.
Our ADS holders do not have the same rights to receive dividends or other distributions as our shareholders. Subject to any special rights or restrictions attached to any shares, the directors may determine that a dividend will be payable on our ordinary shares and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future). Dividends may be paid on our ordinary shares of one class but not another and at different rates for different classes. Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to our ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses and subject to the provisions of the deposit agreement. Before the depositary makes a distribution to you on behalf of your ADSs, any withholding taxes that must be paid will be deducted. Additionally, if the exchange rate fluctuates during a time when the ADS depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution. Our ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay to our ADS holders amounts distributed by us as a dividend or distribution.
There are circumstances where it may be unlawful or impractical to make distributions to the holders of the ADSs.
The deposit agreement with the depositary allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in Australian dollars, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADS holders may lose some of the value of the distribution. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that our ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to them.
Rights as a holder of ordinary shares are governed by Australian law and our Constitution and differ from the rights of shareholders under U.S. law. Holders of the ADSs may have difficulty in effecting service of process in the United States or enforcing judgments obtained in the United States.
We are a public company incorporated under the laws of Australia. Therefore, the rights of holders of our ordinary shares are governed by Australian law and our Constitution. These rights differ from the typical rights of shareholders in U.S. corporations. The rights of holders of ADSs are affected by Australian law and our Constitution but are governed by U.S. law. Circumstances that under U.S. law may entitle a shareholder in a U.S. company to claim damages may also give rise to a cause of action under Australian law entitling a shareholder in an Australian company to claim damages. However, this will not always be the case.
Holders of the ADSs may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, liabilities under U.S. securities laws. In particular, if such a holder sought to bring proceedings in Australia based on U.S. securities laws, the Australian court might consider whether:
•	it did not have jurisdiction;
•	it was not an appropriate forum for such proceedings;
•
applying Australian conflict of laws rule, U.S. law (including U.S. securities laws) did not apply to the relationship between holders of our ordinary shares or ADSs and us or our directors and officers; or

•	the U.S. securities laws were of a public or penal nature and should not be enforced by the Australian court.
Certain of our directors and executive officers are residents of countries other than the United States. Furthermore, a portion of our and their assets are located outside the United States. As a result, it may not be possible for a holder of our ordinary shares or ADSs to:
•	effect service of process within the United States upon certain directors and executive officers or on us;
•
enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•
enforce in U.S. courts judgments obtained against any of our directors and senior management or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.
Holders of our ordinary shares and ADSs may also have difficulties enforcing in courts outside the U.S. judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.
The dual listing of our ordinary shares and the ADSs may adversely affect the liquidity and value of the ADSs.
Our ordinary shares are listed on the ASX and our ADSs are listed on Nasdaq. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the ADSs in the United States. The price of the ADSs could also be adversely affected by trading in our ordinary shares on the ASX.
Currency fluctuations may adversely affect the price of the ADSs relative to the price of our ordinary shares.
The price of our ordinary shares is quoted in Australian dollars, and the price of the ADSs is quoted in U.S. dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of the ADSs and the U.S. dollar equivalent of the price of our ordinary shares. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. If we pay dividends, we will likely calculate and pay any cash dividends in Australian dollars and, as a result, exchange rate movements will affect the U.S. dollar amount of any dividends holders of the ADSs will receive from the depositary.

As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to domestic issuers.
As a foreign private issuer listed on the Nasdaq Capital Market, we are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq practices. Following our home country corporate governance practices, as opposed to the requirements that would otherwise apply to a U.S. company listed on Nasdaq, may provide less protection than is afforded to investors under the Nasdaq rules applicable to domestic issuers.
In particular, we follow home country law instead of Nasdaq practice regarding:
•
Nasdaq’s requirement that a majority of our board of directors be “independent” as defined by Nasdaq rules. The ASX Corporate Governance Principles and Recommendations contain non-binding recommendations that all ASX-listed companies should strive to achieve, including a majority of the board being comprised of independent directors. Due to Australian law and generally accepted business practices in Australia regarding director independence, we have departed from this recommendation and differ from independence requirements under the Nasdaq Capital Market.

•
Nasdaq’s requirement that our independent directors meet regularly in executive sessions. The ASX Listing Rules and the Corporations Act do not require the independent directors of an Australian company to have such executive sessions and, accordingly, we have claimed this exemption.

•
Nasdaq’s requirement that an issuer provide for a quorum as specified in its bylaws for any meeting of the holders of ordinary shares, which quorum may not be less than 33 1/3% of the outstanding shares of an issuer’s voting ordinary shares. In compliance with Australian law, our Constitution provides that two shareholders present shall constitute a quorum for a general meeting.

•
Nasdaq’s requirement that we establish a compensation committee and that all members of such committee be “independent” as defined in the Nasdaq rules. Nasdaq rules would require that compensation be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on our board of directors. Instead, compensation of our directors and officers will be determined by our board of directors. The ASX Listing Rules and Australian law do not require an Australian company to establish a compensation committee, known in Australia as a remuneration committee, which is comprised solely of non-executive directors if the company is not included in the S&P/ASX300 Index at the beginning of its fiscal year. We were not included on the S&P/ASX300 Index at the beginning of our last fiscal year and, hence, are not required under ASX Listing Rules to have a remuneration committee. The ASX Corporate Governance Principles and Recommendations contain a non-binding recommendation that all ASX-listed companies should have a remuneration committee comprised of at least three members, a majority of whom (including the chair) are independent. While these recommendations contain guidelines for assessing independence, ASX-listed entities are able to adopt their own definitions of an independent director for this purpose and is different from the definition in the Nasdaq rules.

•
Nasdaq’s requirement that we establish a nominating committee and that all members of such committee be “independent” as defined in the Nasdaq rules. Nasdaq rules would require that nominations to be determined, or recommended to the board of directors for determination, either by a nominating committee comprised of independent directors or by a majority of the independent directors on our board of directors. Instead, nominations for persons for election as our directors are determined by our board of directors. The ASX Listing Rules and Australian law do not require an Australian company to establish a nominating committee.

•
Nasdaq’s requirement that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, changes of control or private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. Applicable Australian law and rules differ from Nasdaq requirements, with the ASX Listing Rules providing generally for prior shareholder approval in numerous circumstances, including (i) issuance of equity securities exceeding 15% (or an additional 10% capacity to issue equity securities for the proceeding 12-month period if shareholder approval by special resolution is sought at the Company’s annual general meeting) of our issued share capital in any 12-month period (but, in determining the available issue limit, securities issued under an exception to the rule or with shareholder approval are not counted), (ii) issuance of equity securities to related parties (as defined in the ASX Listing Rules) and (iii) directors or their associates acquiring securities under an employee incentive plan.
•	Nasdaq’s requirement that we maintain a code of conduct in compliance with Nasdaq rules. Applicable Australian law does not require us to maintain a code of conduct.
As a foreign private issuer, we are permitted to file less information with the SEC than a company that files as a domestic issuer.
As a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a company that files as a domestic issuer whose securities are registered under the Exchange Act, nor are we generally required to comply with the SEC’s Regulation FD, which restricts the selective disclosure of material non-public information.
Under Australian law, we prepare financial statements on an annual and semi-annual basis, we are not required to prepare or file quarterly financial information other than quarterly updates. Our quarterly updates have consisted of a brief review of operations for the quarter together with a statement of cash expenditure during the quarter and the cash and cash equivalents balance as at the end of the quarter.
For as long as we are a “foreign private issuer,” we intend to file our annual financial statements on Form 20-F and furnish our semi-annual financial statements and quarterly updates on Form 6-K to the SEC as long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Exchange Act. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a domestic issuer.
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.
We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. In order to maintain our current status as a foreign private issuer, either (1) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50 percent of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC rules and Nasdaq listing standards. Further, we would be required to comply with United States generally accepted accounting principles, as opposed to IFRS, in the preparation and issuance of our financial statements for historical and current periods. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs.
We are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors and, as a result, adversely affect the price of the ADSs and result in a less active trading market for the ADSs.
We are an emerging growth company as defined in the U.S. Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we have elected to rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), relating to internal control over financial reporting, and we will not provide such an attestation from our auditors.

We may avail ourselves of these disclosure exemptions until we are no longer an emerging growth company. We cannot predict whether investors will find the ADSs less attractive because of our reliance on some or all of these exemptions. If investors find the ADSs less attractive, it may adversely affect the price of the ADSs and there may be a less active trading market for the ADSs.
We will cease to be an emerging growth company upon the earliest of:
•
the last day of the fiscal year during which we have total annual gross revenues of US$1,070,000,000 (as such amount is indexed for inflation every five years by the United States Securities and Exchange Commission, or SEC) or more;

•
the last day of our fiscal year following the fifth anniversary of the completion of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act;

•	the date on which we have, during the previous three-year period, issued more than US$1,070,000,000 in non-convertible debt; or
•
the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 of the Exchange Act, which would occur if the market value of our ordinary shares and ADSs that are held by non-affiliates exceeds US$700,000,000 as of the last day of our most recently completed second fiscal quarter.

We incur significant costs as a result of operating as a company whose ADSs are publicly traded in the United States, and our management is required to devote substantial time to compliance initiatives.
As a company whose ADSs are publicly traded in the United States, we incur significant legal, accounting, insurance and other expenses. In addition, the Sarbanes-Oxley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC, have imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and internal controls. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives, and we may need to add additional personnel and build our internal compliance infrastructure. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time consuming and costly. These laws and regulations could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our senior management. Furthermore, if we are unable to satisfy our obligations as a public company in the United States, we could be subject to delisting of the ADSs, fines, sanctions and other regulatory action and potentially civil litigation.
We do not anticipate paying dividends in the foreseeable future.
We have not declared any dividends during fiscal 2017, 2018 or 2019 and do not anticipate that we will do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development of our business. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our Board of Directors on the basis of our earnings, financial requirements and other relevant factors, and subject to Australian law. As a result, a return on your investment will only occur if our ADS price appreciates. We cannot assure you that the ADSs will appreciate in value or even maintain the price at which you purchase the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.
If U.S. securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, the market price and trading volume of our ordinary shares or ADSs could decline.
The trading market for our ordinary shares and ADSs will be influenced by the research and reports that U.S. securities or industry analysts publish about us or our business. Securities and industry analysts may discontinue research on us, to the extent such coverage currently exists, or in other cases, may never publish research on us. If no or too few U.S. securities or industry analysts commence coverage of our Company, the trading price for the ADSs would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade the ADSs or publish inaccurate or unfavorable research about our business, the market price of the ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the ADSs could decrease, which might cause our price and trading volume to decline. In addition, research and reports that Australian securities or industry analysts publish about us, our business or our ordinary shares may impact the market price of the ADSs.
You may be subject to limitations on transfers of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Our Constitution and Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.
As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Australian Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements may operate differently than those of many U.S. companies. You should carefully review the summary of these matters set forth under the section entitled “Additional Information—Share Capital” in our 2019 Form 20-F, as well as our Constitution, which is included as an exhibit to our 2019 Form 20-F, prior to investing in the ADSs.
If we fail to maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.
We are subject to the reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act, has adopted rules requiring a public company to include a report of management on the effectiveness of such company’s internal control over financial reporting in its annual report on Form 20-F. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, an independent registered public accounting firm for a public company must issue an attestation report on the effectiveness of our internal control over financial reporting.
If in the future we are unable to conclude that we have effective internal controls over financial reporting or our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal controls over financial reporting as required by the Sarbanes-Oxley Act, investors may lose confidence in our operating results, the price of the ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of the Sarbanes-Oxley Act, we may not be able to remain listed on Nasdaq.
We believe that we were a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes for the taxable year ended June 30, 2019, and we may be a PFIC in future taxable years, which could have adverse tax consequences for our investors.
The rules governing passive foreign investment companies (“PFICs”), can have adverse consequences for U.S. investors for U.S. federal income tax purposes. Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to our subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains. As discussed in “Taxation—U.S. Federal Income Tax Considerations—Certain Tax Consequences If We Are a Passive Foreign Investment Company” in our 2019 Form 20-F, we believe that we were a PFIC for the taxable year ended June 30, 2019 because we did not have active business income in that taxable year, and we may be a PFIC in future taxable years.
If we are characterized as a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations” in our 2019 Form 20-F) holds ADSs or ordinary shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds ADSs or ordinary shares, even if we ceased to meet the threshold requirements for PFIC status. Such a U.S. Holder may suffer adverse tax consequences, including ineligibility for any preferential tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may, in certain circumstances, make a timely qualified electing fund (“QEF”), election or a mark to market election to avoid or minimize the adverse tax consequences described above. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election. Potential investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the ADSs and ordinary shares.

USE OF PROCEEDS
We estimate that the net proceeds that we will receive from this offering will be approximately $10.0 million, after deducting commissions payable to the underwriters, as well as estimated expenses payable by us. We intend to use the net proceeds from the offering to continue development of the Project, including a definitive feasibility study, testwork, permitting and ongoing land consolidation, and for general corporate purposes.

CAPITALIZATION
Capitalization and Indebtedness
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020. You should read this information together with our unaudited condensed consolidated financial statements as of March 31, 2020 and for the nine months ended March 31, 2020 and 2019 and the related notes and with our “Summary of financial information” appearing elsewhere in this prospectus supplement.
As of March 31, 2020
Cash and cash equivalents	$8,951,553
Loans and borrowings	2,095,463
Equity:
Contributed equity	63,429,107
Reserves	91,228
Accumulated losses	(50,053,698)
Total equity	13,466,637
Total capitalization	$ 15,562,100
Share Capital
As of June 5, 2020, we had (i) 826,320,206 ordinary shares outstanding and (ii) outstanding unlisted incentive options and performance share rights to purchase an aggregate of 69,150,000 ordinary shares.
Stock Options
As of June 5, 2020, we had the following outstanding incentive options:
Number of Incentive Options Outstanding(1)	Exercise Price (A$)	Expiry Date
1,300,000	A$0.15	June 30, 2020
1,300,000	A$0.20	June 30, 2020
4,175,000	A$0.25	June 30, 2020
6,000,000	A$0.10	July 10, 2020
2,875,000	A$0.35	December 31, 2020
6,000,000	A$0.12	January 10, 2021
1,500,000	A$0.15	June 30, 2021
6,000,000	A$0.16	July 10, 2021
400,000	A$0.22	July 31, 2021
400,000	A$0.26	July 31, 2021
400,000	A$0.28	July 31, 2021
1,500,000	A$0.20	June 30, 2022
6,000,000	A$0.24	July 10, 2022
23,750,000	A$0.16	December 31, 2022
(1)	Does not include 3,000,000 unlisted incentive options (each exercisable at A$0.16 and expiring December 31, 2022) to be issued to a proposed new employee of the Company.

Performance Rights
As of June 5, 2020, we had the following outstanding performance rights:
Number of Performance Rights Outstanding(1)	Performance Condition	Expiry Date
50,000	Pre-Feasibility Study Milestone	December 31, 2020
2,500,000(2)	Chemical Plant PFS Milestone	December 31, 2020
2,500,000	Integrated Feasibility Study Milestone	December 31, 2021
2,500,000	Construction Milestone	December 31, 2022
(1)
Does not include 1,500,000 unlisted performance rights (500,000 subject to the Offtake MOU Milestone and expiring December 31, 2020; 500,000 subject to the Binding Offtake Milestone and expiring on December 31, 2021; and 500,000 subject to the Construction Milestone and expiring December 31, 2022) to be issued to a proposed new employee of the Company.

(2)
These 2,500,000 performance rights (subject to the Chemical Plant PFS Milestone and expiring December 31, 2020) have vested and will be converted into 2,500,000 ordinary shares on or about the date of closing of the offering.

DILUTION
At March 31, 2020, we had a net tangible book value of $13.5 million (our total tangible assets minus our total liabilities), corresponding to a net tangible book value of $1.63 per ADS or $0.02 per ordinary share (using the ratio of 100 ordinary shares to one ADS). Net tangible book value per share represents the amount of our total tangible assets, minus our total liabilities, divided by the total number of our shares outstanding at March 31, 2020.
After giving effect to the sale by us of 1,800,000 ADSs in this offering, and assuming (i) an offering price of $6.30 per ADS and (ii) that the underwriters have not exercised the option to purchase additional ADSs, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $530,000, our estimated net tangible book value at March 31, 2020 would have been approximately $23.5 million, representing $2.34 per ADS, or $0.02 per ordinary share. This represents an immediate increase in net tangible book value of $0.71 per ADS, or $0.01 per ordinary share, to existing shareholders and an immediate dilution in net tangible book value of $3.96 per ADS, or $0.04 per ordinary share, to new investors purchasing ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of this offering.
The following table illustrates this dilution to new investors purchasing ADSs, in this offering:
	As of March 31, 2020
	ADSs (in $)	Ordinary Shares (in $)
Net tangible book value per ADS or ordinary share	1.63	0.02
Increase in net tangible book value per ADS or ordinary share to existing shareholders	0.71	0.01
Pro forma net tangible book value per ADS or ordinary share after this offering	2.34	0.02
Dilution per ADS or ordinary share to new investors	3.96	0.04
Percentage of dilution in net tangible book value per ADS or ordinary share for new investors(1)	63%	63%
Note:—
(1)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of this offering.
If the representative of the underwriters exercises its option to purchase 265,000 additional ADSs in full at the public offering price of $6.30 per ADSs, the net tangible book value as of March 31, 2020 after this offering would be approximately $2.43 per ADS or $0.02 per ordinary share, representing a increase in the net tangible book value of approximately $0.80 per ADS or approximately $0.01 per ordinary share to existing shareholders and immediate dilution to investors purchasing ADSs in this offering of approximately $3.87 per ADS, representing percentage of dilution in net tangible book value per ADS or ordinary share of approximately 61%.

UNDERWRITING
ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated June 9, 2020 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:
Underwriter	Number of ADSs
ThinkEquity, a division of Fordham Financial Management, Inc.	1,440,000
Loop Capital Markets LLC	360,000
Total	1,800,000
The underwriters are committed to purchase all the ADSs offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by us in this prospectus supplement are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the ADSs subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have granted the representative of the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 265,000 additional ADSs (equal to approximately 15% of the total number of ADSs sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the representative of the underwriters exercises this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs in proportion to their respective commitments set forth in the prior table.
Discounts, Commissions and Reimbursement
The representative has advised us that the underwriters propose to offer the ADSs to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer ADSs to securities dealers at that price less a concession of not more than $0.252 per ADS. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.
The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:
		Total
	Per ADS	Without Option	With Option
Public offering price	$6.30	$11,340,000	$13,009,500
Underwriting discounts and commissions (6.75%)	$0.42525	$765,450	$878,141
Proceeds, before expenses, to us	$5.87475	$10,574,550	$12,131,359
We have agreed to pay an expense deposit of $50,000 to (or on behalf of) the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred, of which $25,000 has been paid as of the date hereof.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of foreign jurisdictions designated by the representative, including the reasonable fees and expenses of the underwriters’ blue sky counsel; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the fees and expenses of the underwriters’ legal counsel incurred in connection with this offering in an amount up to $125,000; (f) $10,000 for data services and (g) up to $20,000 of the representative’s actual accountable road show expenses for the offering.
We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $530,000.
Right of First Refusal
Until October 9, 2020 (four (4) months from the date of the underwriting agreement) the representative shall have an irrevocable right of first refusal to act as joint investment banker, joint book-runner and/or joint placement agent in the United States, at the representative’s sole discretion, for each and every future public and private equity and debt offerings for the Company in the United States, including all equity-linked financings, on terms customary to the representative, with at least 50% economics to the representative.
Lock-Up Agreements
The Company and each of its directors have agreed for a period of 90 days after the date of this prospectus supplement, without the prior written consent of the representative, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any ADSs, ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock; or

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any ADSs, ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary shares or other capital stock; or

•	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or
•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ordinary shares or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing and subject to certain customary exceptions.

Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Over-Allotment
In connection with this offering, the underwriters may engage in over-allotment transactions, syndicate-covering transactions and purchases to cover positions created by short sales.

Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing ADSs in the open market.
Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may be effected on Nasdaq in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Advisory Services
We have engaged Roth Capital Partners LLC (“Roth”) and Canaccord Genuity LLC (“Canaccord”) as our financial advisors in connection with this offering. Neither Roth nor Canaccord is acting as an underwriter in this offering nor is either obligated to purchase any of the ADSs. We have agreed to pay Roth and Canaccord a total of $85,050 in addition to the compensation to, and expenses of, the underwriters as described elsewhere in this prospectus supplement.
Other Relationships
Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (“PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area—Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”), has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters with respect to Australian law will be passed upon for us by our Australian counsel, DLA Piper. Certain legal matters with respect to United States and New York law will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed on for the underwriters by Loeb & Loeb LLP.
EXPERTS
The financial statements as of June 30, 2019 and 2018, and for each of the three years in the period ended June 30, 2019 incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended June 30, 2019 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PIEDMONT LITHIUM LIMITED
Ordinary Shares
Preference Shares
Warrants
Subscription Rights
Debt Securities
Units
We may from time to time offer our ordinary shares, which may be represented by American depositary shares, or ADSs, preference shares, warrants, subscription rights, debt securities and/or units, which we refer to collectively as the “securities.” This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. We will not use this prospectus to offer any securities unless it is attached to a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in the securities. The amount and price of the securities will be determined at the time of any offering thereof.
Our ADSs, each representing 100 of our ordinary shares, are listed on the Nasdaq Capital Market under the symbol “PLL.” Our ordinary shares are listed on the Australian Securities Exchange under the symbol “PLL.”
Investing in the securities involves risks that are described in the “Risk Factors” section contained in our most recent annual report on Form 20-F, or our Annual Report, filed with the U.S. Securities and Exchange Commission, or the SEC or the Commission, and in any applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus. See “Item 3.D. Risk Factors” beginning on page 8 of our Annual Report, which is incorporated herein by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 14, 2019.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell the securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the securities in any state where the offer is not permitted.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
Unless the context otherwise requires, in this prospectus the terms “we,” “us,” “our”, “Piedmont,” “the Company” and “the registrant” refer to Piedmont Lithium Limited and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file periodic reports and other information with the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. In addition, the securities may specify that certain documents are available for inspection at the office of the ADS depositary. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.
Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:
Piedmont Lithium Limited
Level 9, BGC Centre, 28 The Esplanade
Perth, WA 6000, Australia
Tel: +61 8 9322 6322
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:
•	our annual report on Form 20-F for the fiscal year ended June 30, 2019 filed with the SEC on October 30, 2019;
•	our reports on Form 6-K furnished to the SEC on July 3, 2019 and July 10, 2019 with respect to the private placement; and
•
the description of our ordinary shares contained in Item 10.A and Item 10.B of our registration statement on Form 20-F (File No. 001-38427), originally filed on March 16, 2018, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of our reports on Form 6-K furnished to the SEC that we specifically identify as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.
When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:
•	risks related to our limited operating history in the lithium industry;
•	risks related to our status as an exploration stage company;
•	risks related to our ability to identify lithium mineralization and achieve commercial lithium mining at the Project;
•	risks related to mining, exploration and mine construction, if warranted, on our properties;
•	risks related to our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities;
•	risks related to investment risk and operational costs associated with our exploration activities;
•	risks related to our ability to access capital and the financial markets;
•	risks related to compliance with government regulations;
•	risks related to our ability to acquire necessary mining licenses, permits or access rights;
•	risks related to environmental liabilities and reclamation costs;
•	risks related to volatility in lithium prices or demand for lithium;
•	risks related to stock price and trading volume volatility;
•	risks relating to the development of an active trading market for the ADSs;
•	risks related to ADS holders not having certain shareholder rights;
•	risks related to ADS holders not receiving certain distributions; and
•	risks related to our status as a foreign private issuer and emerging growth company.
You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference herein might not occur, and are not guarantees of future performance.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
Piedmont Lithium Limited is a public company organized under the laws of Australia. Substantially all of our directors and executive officers, and some of the experts named in this document, are not residents of the United States. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act. We have appointed an agent for service of process in the United

States but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon us or those directors and officers who are not residents of the United States. Investors should not assume that an Australian court would enforce a judgment of a United States court obtained in an action against us or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated on the United States federal securities laws or any such state securities or “blue sky” laws.
We have been advised by our Australian counsel that there may be significant practical and legal difficulties in enforcing in Australia judgments of United States courts for civil liabilities based upon the federal securities laws of the United States against us or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws.
We have appointed Keith Phillips as agent in Belmont, North Carolina, to accept service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the Commission, and any civil suit or action brought against or involving us in a U.S. court arising out of or relating to or concerning an offering of securities under this prospectus.

SUMMARY
Overview
Piedmont Lithium Limited holds a 100% interest in the Piedmont Lithium Project, or the Project, located within the Carolina Tin-Spodumene Belt, or TSB, and along trend to the Hallman Beam and Kings Mountain mines, which historically provided most of the western world’s lithium between the 1950s and the 1980s. The TSB has been described as one of the largest lithium regions in the world and is located approximately 25 miles west of Charlotte, North Carolina.
We are currently undertaking exploration and appraisal activities, comprising drilling campaigns and technical studies to assess the economic potential of the Project and our potential to become an integrated lithium business. Following the completion of all technical studies and all necessary permitting activities, Piedmont may undertake mining and lithium processing activities to produce a highly strategic, U.S. domestic source of lithium to supply the growing electric vehicle and battery storage markets.
At June 30, 2019, we have entered into exclusive option agreements and land acquisition agreements with local landowners, which upon exercise, allow us to purchase (or in some cases lease on a long-term basis) approximately 2,207 acres of surface property and the associated mineral rights. The Company also controls a 60.6-acre parcel in Kings Mountain, North Carolina for the site of the Company’s planned chemical plant, or Chemical Plant, after signing an extension to the purchase agreement in May 2019.

Our head office is located at 28 West 44th Street, Suite 810, New York, NY 10036, United States. The telephone number of our head office is +(1) 212-221-0907. Our registered office is located at Level 9, BGC Centre, 28 The Esplanade, Perth, Western Australia 6000. The telephone number of our registered office is +(61) 8-9322-6322.

Our ordinary shares are publicly traded on the Australian Securities Exchange, or ASX, under the symbol “PLL”. Our American Depositary Shares, or ADSs, each representing 100 of our ordinary shares, are publicly traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “PLL”. The Bank of New York Mellon, acting as depositary, registers and delivers the ADSs.
We also maintain a web site at www.piedmontlithium.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

USE OF PROCEEDS
Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from our sale of the securities under this prospectus for general corporate purposes. We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.
PROSPECTUS SUPPLEMENT
This prospectus provides you with a general description of the securities that may be offered. With respect to a particular offering of the securities registered hereby, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” carefully before investing in the securities. The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed items of the securities, the initial public offering price, the price paid for the securities, net proceeds, the expenses of the offering, the terms of offers and sales outside of the United States, if any our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any U.S. federal income tax considerations and Australian tax considerations applicable to the securities. Any information in a prospectus supplement, if any, or information incorporated by reference after the date of this prospectus is considered part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Piedmont Lithium Limited is a public company organized under the laws of Australia. We publish our financial statements in United States dollars.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES
For a description of our ordinary shares and the ADSs, including the rights and obligations attached thereto, please refer to Exhibit 2.2 to our Annual Report for the year ended June 30, 2019, which is incorporated by reference herein.
DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our ordinary shares, including ordinary shares represented by ADSs. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.
The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:
•	the title of the subscription rights;
•	the securities for which the subscription rights are exercisable;
•	the number of subscription rights issued;
•	the extent to which the subscription rights are transferable;
•	if applicable, a discussion of the material U.S. federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;
•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;
•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;
•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.
Each subscription right will entitle its holder to purchase for cash a number of our ordinary shares, ADSs or any combination thereof at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward our ordinary shares or the ADSs purchasable with this exercise. Rights to purchase our ordinary shares represented by ADSs will be evidenced by certificates issued upon receipt by the ADS depositary of the rights to purchase ordinary shares registered hereby. The applicable prospectus supplement may offer more details on how to exercise the subscription rights.
We may determine to offer subscription rights to our shareholders only or additionally to persons other than shareholders as described in the applicable prospectus supplement. In the event subscription rights are offered to our shareholders only and their rights remain unexercised, we may determine to offer the unsubscribed securities to persons other than shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.
DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, debt securities or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities may be sold, and the underwriters may resell the securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of the securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	by pledge to secure debts or other obligations;
•	by an underwritten public offering;
•	in a combination of any of the above; or
•	any other method permitted pursuant to applicable law.
In addition, the securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.
The securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.
In connection with the sale of securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the securities for whom they may act as agents. The underwriters may sell securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.
We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the Securities Act.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.
If so indicated in the applicable prospectus supplement relating to a particular issue of securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.
We will advise any selling securityholder that while it is engaged in a distribution of the securities, it is required to comply with Regulation M promulgated under the Exchange Act, or Regulation M. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the securities.

LEGAL MATTERS
Certain legal matters with respect to Australian law will be passed upon for us by our Australian counsel, DLA Piper. Certain legal matters with respect to United States and New York law will be passed upon for us by Gibson, Dunn & Crutcher LLP.
EXPERTS
The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended June 30, 2019 have been audited by Deloitte Touche Tomatsu, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

1,800,000 American Depositary Shares
Each Representing One Hundred Ordinary Shares

PROSPECTUS SUPPLEMENT
ThinkEquity a division of Fordham Financial Management, Inc.	Loop Capital Markets
June 9, 2020